CERTIFICATE OF RESOLUTION

I, Bill Anderson, Secretary of Garb Oil & Power Corporation (the “Corporation” or the “Company”), a Utah corporation, do hereby certify that the following is a true and complete copy of resolution duly adopted by the Board of Directors of the Corporation on October 27, 2009, and that said resolution have not been rescinded, revoked, amended or modified in any respect and remain in full force and effect as of the date hereof:

RESOLVED THAT the transfer agent of the Company is authorized, instructed, and directed to issue twenty-seven million eight hundred and twenty-nine thousand two hundred and ninety-one (27,829,291) shares of the Company’s common stock to John Rossi who will receive 13,914,645.5 shares and Igor Plahuta who will receive 13,914,645.5 shares and that the shares of the Company’s common stock when issued shall be fully paid and nonassessable and that the transfer agent is instructed that the certificates evidencing said shares shall bear a restricted legend in the form substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("the Act") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AND ITS COUNSEL, THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.

FURTHER RESOLVED THAT the officers are authorized to execute options granted John Rossi and Igor Plahuta allowing each to purchase for a term of five years up to fifty million shares of the Company’s common stock at a purchase price determined for each exercise by the average of the prior ten trading day closing ask price of the Company’s common stock as quoted on the Electronic Bulletin Board or other medium where shares of the Company’s common stock are traded, if not traded on the Electronic Bulletin Board at the date(s) of exercise of the options.

In witness whereof, I have executed this document on this 27 day of October 2009.

s/ Bill Anderson
Bill Anderson, Secretary, Garb Oil & Power Corporation

On this _____ day of October 2009 before me the undersigned officer personally appeared Bill Anderson, known personally to me to be the Secretary of the above- named corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained and state, by signing his name as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

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Notary Public